Royal Bank of Canada Market Linked Securities	Filed Pursuant to Rule 433 Registration No. 333-259205
Market Linked Securities – Auto-Callable with Contingent Downside
Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF
due February 18, 2025
Term Sheet to Preliminary Pricing Supplement No. WFC174 dated January 31, 2022

Summary of terms
Issuer	Royal Bank of Canada
Term	Approximately 3 years (autocallable annually, beginning approximately one year after the issue date)
Fund	KraneShares CSI China Internet ETF
Pricing Date	February 15, 2022*
Original Issue Date	February 18, 2022*
Principal Amount	$1,000 per security (each security will be offered at an initial public offering price of $1,000)
Call Event
The securities will be automatically called if the fund closing price on any call date is greater than or equal to the Initial Fund Price. If a call event occurs, you will receive a call price equal to the issue price of $1,000 per security, plus the call premium corresponding to the applicable call date. See “Call Dates, Call Premiums and Call Prices” on page 3

Call Dates	February 21, 2023*; February 20, 2024*; and February 10, 2025* (the last call date is also the “valuation date”)
Call Settlement Date	Five business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the maturity date)
Payment at Maturity	See “How the maturity payment amount is calculated” on page 3
Maturity Date	February 18, 2025*
Initial Fund Price	The fund closing price of the Fund on the pricing date
Final Fund Price	The fund closing price of the Fund on the valuation date
Threshold Price	70% of the Initial Fund Price
Calculation Agent	RBC Capital Markets, LLC, a wholly-owned subsidiary of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Underwriting Discount and Commission
Up to 2.425%, of which dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.75% and WFA will receive a distribution expense fee of 0.075%. In respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC, may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP	78016FD76
*To the extent that the issuer makes any change to the expected pricing date or expected original issue date, the call dates (including the valuation date) and maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains approximately the same.
Investment description
•	Linked to the KraneShares CSI China Internet ETF
•
Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the securities and whether they are automatically called will depend on the performance of the Fund

•
Call Event. If the fund closing price of the Fund on any call date is greater than or equal to the Initial Fund Price, the securities will be automatically called, and you will receive on the related call settlement date the issue price of $1,000 plus the call premium applicable to that call date

Call Date	Call Premium**
First Call Date	At least 18.00% of the issue price
Second Call Date	At least 36.00% of the issue price
Third Call Date	At least 54.00% of the issue price
**The actual call premium applicable to each call date will be determined on the pricing date
•	Payment at Maturity. If a call event does not occur, the payment at maturity will be based on the fund closing price of the Fund on the final calculation day as follows:
o If the price of the Fund decreases but the decrease is not more than 30%:
You will be repaid the initial public offering price
o If the price of the Fund decreases by more than 30%:
You will have full downside exposure to the decrease in the price of the Fund, and you will lose 1% of the principal amount for each 1% that the Final Fund Price is less than the Initial Fund Price
•	Investors may lose up to 100% of the initial public offering price
•
All payments on the securities are subject to the credit risk of Royal Bank of Canada, and you will have no ability to pursue the issuer of any securities represented by the Fund for payment; if Royal Bank of Canada defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

The issuer’s initial estimated value of the securities as of the pricing date is expected to be between $910 and $960 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” in the accompanying preliminary pricing supplement for further information.

The securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act. The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and prospectus supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right illustrates the potential payment on the securities for a range of hypothetical percentage changes in the closing price of the Fund from the pricing date to the applicable call date (including the valuation date), assuming a Threshold Price equal to 70% of the Initial Fund Price. The call premiums shown in the profile are hypothetical and are based on the minimum amounts specified above for the call premiums.

This graph has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call premium and the actual call date on which the securities are called; (iii) if the securities are not automatically called, the actual Final Fund Price; and (iv) whether you hold your securities to the call settlement date or maturity.

Fund
Hypothetical Payment at Maturity
First Call Date
Second Call Date
Third Call Date
Third Call Date (Call Premium 54.00%)
Second Call Date (Call Premium 36.00%)
First Call Date (Call Premium 18.00%)
30% contingent downside protection
Security Return
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-30%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Price of the Fund from Pricing Date to Applicable Call Date

Hypothetical returns
If the securities are automatically called:
Hypothetical call date on which securities are automatically called	Hypothetical Call Premium(1)	Hypothetical Call Price(2)
First Call Date	18.00%	$1,180.00
Second Call Date	36.00%	$1,360.00
Third Call Date	54.00%	$1,540.00
(1)The hypothetical call premium represents the minimum amount for the call premium set forth above.
(2)The hypothetical call price represents the minimum amount for the call price set forth above.
If the securities are not automatically called:
Hypothetical Final Fund Price	Hypothetical percentage change from the hypothetical Initial Fund Price to the hypothetical Final Fund Price	Hypothetical Maturity Payment Amount per Security	Hypothetical pre- tax total rate of return
$95.00	-5.00%	$1,000.00	0.00%
$85.00	-15.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$75.00	-25.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%
$69.00	-31.00%	$690.00	-31.00%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

Assumes a hypothetical Initial Fund Price of $100. The actual Initial Fund Price will be determined on the pricing date. Each security has an initial public offering price of $1,000.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive upon automatic call or at maturity and the resulting pre-tax rate of return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call premium and the actual call date on which the securities are called; and (iii) if the securities are not automatically called, the Final Fund Price.

Call Dates, Call Premiums and Call Prices
Call Date	Call Premium	Call Price
First Call Date	At least 18.00% of the issue price	At least $1,180.00
Second Call Date	At least 36.00% of the issue price	At least $1,360.00
Third Call Date (which is also the valuation date)	At least 54.00% of the issue price	At least $1,540.00
The actual call premium and call price that is applicable to each call date will be determined on the pricing date and will be at least the minimum amount specified in the foregoing table. The last call date is the valuation date, and payment upon a call event on the valuation date, if applicable, will be made on the maturity date.
How the maturity payment amount is calculated
If a call event does not occur, at maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount will depend upon the change in the price of the Fund based on the Final Fund Price relative to the Initial Fund Price as follows:
•	If the Final Fund Price is less than the Initial Fund Price but greater than or equal to the Threshold Price, the maturity payment amount per security will equal the issue price of $1,000.
•	If the Final Fund Price is less than the Threshold Price, the maturity payment amount per security will equal:
$1,000 -	($1,000 Í	Initial Fund Price – Final Fund Price Initial Fund Price	)
If a call event does not occur and the Final Fund Price is less than the Threshold Price, you will lose more than 30%, and up to 100%, of your principal. If the Final Fund Price is $0.00, the maturity payment amount will be $0.00 per security, and you will lose 100% of your principal.
Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the Fund on the applicable call date significantly exceeds the Initial Fund Price. You will not participate in any appreciation of the Fund beyond the applicable fixed call premium.

KraneShares CSI China Internet ETF daily closing prices*
*The graph above sets forth the daily closing prices of the Fund for the period from January 1, 2017 to January 26, 2022. The closing price on January 26, 2022 was $34.74. The historical performance of the Fund is not an indication of its future performance during the term of the securities.
Selected risk considerations
The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.
Risks Relating to the Terms and Structure of the Securities
•	Your investment may result in a loss of up to 100% of your principal
•	You will not receive interest payments on the securities
•	Your yield may be lower than the yield on a standard debt security of comparable maturity
•	Your securities are subject to the automatic call associated with a call event
•	Your return is limited and will not reflect the return of owning the shares of the Fund or the common stocks held by the Fund
•	Owning the securities is not the same as owning the shares of the Fund or the common stocks held by the Fund
•	The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities
•	The tax treatment of the securities is uncertain and gain on the securities may be treated as ordinary income under the constructive ownership rules
Risks Relating to the Secondary Market for the Securities
•	There may not be an active trading market for the securities
•	The amount to be paid upon a call event or at maturity is not linked to the price of the Fund at any time other than on each call date and on the valuation date
•	Many factors will affect the market value of the securities
Risks Relating to the Fund
•	An investment in the securities is subject to risks associated with Internet-related companies

•	The securities are subject to risks associated with foreign securities markets, and emerging markets in particular
•	An investment in the securities is subject to management risk
•	The Fund and the Underlying Index are different
•	The securities are subject to currency exchange rate risk
•	Executive orders and other governmental actions may adversely affect the performance of the Fund
•	The policies of the Fund’s investment adviser and changes that affect the Underlying Index could affect the amount payable on the securities and their market value
•	We have no affiliation with the Fund’s sponsor or Index Sponsor and will not be responsible for any actions taken by them
•	Historical prices of the Fund should not be taken as an indication of the future prices of the Fund during the term of the securities
Risks Relating to the Initial Estimated Value of the Securities
•	Our initial estimated value of the securities will be less than the initial public offering price
•	The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value
•	The initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities are set
Risks Relating to Conflicts of Interest
•	Hedging transactions may affect the return on the securities
•	Potential conflicts of interest could arise
•	Anti-dilution adjustments relating to the shares of the Fund do not address every event that could affect such shares
•
The calculation agent may postpone the valuation date or any call date and, therefore, determination of the fund closing price on that date, and the maturity date or any call settlement date, as applicable, if a market disruption event occurs

•	There are potential conflicts of interest between you and the calculation agent
Not suitable for all investors
Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the initial public offering price per security. Royal Bank of Canada, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.
Consult your tax advisor
Investors should review carefully the accompanying preliminary pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.